Exhibit 99.1

FOR RELEASE (07.27.2022)	Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2022 NET INCOME OF $9.3 MILLION

MINNEAPOLIS, M.N. (July 27, 2022) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $9.3 million for the second quarter of 2022, or $0.52 per diluted common share, compared to net income of $10.2 million, or $0.57 per diluted common share, for the first quarter of 2022, and net income of $11.7 million, or $0.66 per diluted common share, for the second quarter of 2021.

CEO Comments

President and Chief Executive Officer Katie Lorenson said, “In the second quarter, we reported earnings per share of $0.53, which included a merger expense impact of $(0.05) related to the acquisition of Metro Phoenix Bank. Excluding the impact of this merger related expense, our underlying core ROE was 12.7% which is consistent with our long-term strategic performance and continued goal of achieving a ROE greater than 12%. We continue to see robust loan growth which drove solid net interest income growth. Despite the challenging mortgage and equity markets, we saw the value of our diversified business model as we expanded our client base in both retirement services and wealth management through consistent execution of our One Alerus Growth Strategy.

Our credit quality remains strong and our allowance for loan loss reserve is 1.66% to total loans. We are well positioned for any potential economic volatility, with a common tier 1 ratio of 14.19%. With the closing of the Metro Phoenix Bank acquisition and the continued recruiting successes, Alerus is poised to expand its commercial presence especially in the faster growing parts of our footprint. As we continue to grow and position ourselves for the long term, I want to thank our talented team members for their hard work and dedication to serving in the best interest of our clients.”

Quarterly Highlights

◾	Return on average total assets of 1.14%, compared to 1.26% for the first quarter of 2022
◾	Return on average common equity of 11.93%, compared to 11.78% for the first quarter of 2022
◾	Return on average tangible common equity(1) of 15.25%, compared to 14.72% for the first quarter of 2022
◾	Net interest margin (tax-equivalent) was 2.98%, compared to 2.83% for the first quarter of 2022
◾	Allowance for loan losses to total loans was 1.66%, compared to 1.80% as of December 31, 2021
◾	Noninterest income for the second quarter of 2022 was 56.20% of total revenue, compared to 57.62% for the first quarter of 2022
◾	Loans held for investment increased $132.2 million, or 7.5%, since December 31, 2021; excluding Paycheck Protection Program, or PPP loans, loans held for investment increased $158.8 million, or 9.2%, since December 31, 2021
◾	Common equity tier 1 capital to risk weighted assets was 14.19%, compared to 14.65% as of December 31, 2021
(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars and shares in thousands, except per share data)	2022	2022	2021	2022	2021
Performance Ratios
Return on average total assets	1.14%	1.26%	1.50%	1.20%	1.76%
Return on average common equity	11.93%	11.78%	13.82%	11.85%	16.11%
Return on average tangible common equity (1)	15.25%	14.72%	17.36%	14.97%	20.15%
Noninterest income as a % of revenue	56.20%	57.62%	63.48%	56.91%	64.26%
Net interest margin (tax-equivalent)	2.98%	2.83%	2.88%	2.91%	3.00%
Efficiency ratio (1)	74.72%	72.25%	71.46%	73.50%	68.84%
Net charge-offs/(recoveries) to average loans	0.07%	(0.03)%	—%	0.02%	0.05%
Dividend payout ratio	34.62%	28.07%	24.24%	30.91%	20.39%
Per Common Share
Earnings per common share - basic	$0.53	$0.58	$0.67	$1.11	$1.54
Earnings per common share - diluted	$0.52	$0.57	$0.66	$1.10	$1.52
Dividends declared per common share	$0.18	$0.16	$0.16	$0.34	$0.31
Book value per common share	$17.75	$19.00	$20.03
Tangible book value per common share (1)	$14.93	$16.07	$16.89
Average common shares outstanding - basic	17,297	17,244	17,194	17,271	17,170
Average common shares outstanding - diluted	17,532	17,500	17,497	17,517	17,482
Other Data
Retirement and benefit services assets under administration/management	$31,749,157	$35,333,131	$36,964,961
Wealth management assets under administration/management	$4,147,763	$4,584,856	$3,538,959
Mortgage originations	$269,397	$186,762	$545,437	$456,159	$1,063,451

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the second quarter of 2022 was $22.8 million, a $1.1 million, or 5.1%, increase from the first quarter of 2022. Net interest income increased $1.6 million, or 7.7%, from $21.1 million for the second quarter of 2021. The linked quarter increase in net interest income was primarily driven by increases of $696 thousand in interest income from loans and $625 thousand in interest income from investment securities, partially offset by a $259 thousand increase in interest expense. Interest expense increased due to an increase in short-term borrowings because of corresponding decrease in deposits. Interest income from loans increased primarily due to a $70.4 million increase in average loans.

Net interest margin (tax-equivalent), a non-GAAP financial measure, was 2.98% for the second quarter of 2022, a 15 basis point increase from 2.83% for the first quarter of 2022, and a 10 basis point increase from 2.88% in the second quarter of 2021, primarily due to an increase in earning asset yields and a change in balance sheet mix given strong growth in the loan portfolio.

Noninterest Income

Noninterest income for the second quarter of 2022 was $29.2 million, a $244 thousand, or 0.8%, decrease from the first quarter of 2022. This linked quarter decrease was primarily driven by a $1.4 million decrease in retirement and benefit services revenue, partially offset by a $1.1 million increase in mortgage banking revenue. Retirement and benefit services revenue decreased primarily due to decreases of $685 thousand in non-asset based fees and $668 thousand in asset based fees. The decreases in non-asset based fees were primarily the result of seasonally lower revenues in the health and welfare and payroll businesses. Asset based fees for retirement and benefit services revenue decreased primarily as a result of a $3.6 billion, or 10.1%, decrease in the market value of assets under administration/management primarily due to market value decreases in the bond and equity markets. Mortgage banking revenue increased primarily due to an $82.6 million, or 44.2%, increase in mortgage originations as well as a 64 basis point increase in the gain on sale margin.

Noninterest income for the second quarter of 2022 decreased $7.5 million, or 20.5%, from $36.7 million in the second quarter of 2021. This year over year decrease was primarily the result of a $6.2 million decrease in mortgage banking revenue as well as a $1.6 million decrease in retirement and benefit services revenue, partially offset by a $410 thousand increase in wealth management revenue. Mortgage banking revenue decreased primarily due to a $276.0 million decrease in mortgage originations as well as a 29 basis point decrease in gain on sale margin. Retirement and benefit services revenue decreased primarily due to decreases of $912 thousand in asset based fees and $667 thousand in non-asset based fees. The asset based fees for retirement and benefit services decreased primarily due to a $5.2 billion, or 14.1%, decrease in assets under administration/management. Non-asset based fees decreased primarily due to a $316 thousand decrease in plan document fees. Wealth management revenue increased primarily due to a $608.8 million increase in assets under management.

Noninterest Expense

Noninterest expense for the second quarter of 2022 was $40.0 million, a $1.9 million, or 5.0%, increase compared to the first quarter of 2022. The quarter over quarter increase was primarily driven by increases of $2.2 million in compensation expense and $705 thousand in professional fees and assessments. Partially offsetting these increases were decreases of $375 thousand in employee taxes and benefits and $314 thousand in occupancy and equipment expense. The increase in compensation expense was primarily due to an increase in mortgage originations. Professional fees and assessments increased primarily due to $814 thousand in merger related expenses from our acquisition of MPB BHC, Inc. The decrease in employee taxes and benefits was primarily due to seasonally higher payroll taxes in the first quarter. Occupancy and equipment expensed decreased primarily as a result of a decrease in depreciation expense, a result of assets being fully depreciated.

Noninterest expense for the second quarter of 2022 decreased $2.6 million, or 6.0%, from $42.6 million in the second quarter of 2021. The year over year decrease in noninterest expense was primarily due to a $3.1 million decrease in compensation expense as well as a $717 thousand decrease in mortgage and lending expenses, partially offset by a $737 thousand increase in professional fees and assessments. The decreases in compensation expense and mortgage and lending expenses were primarily due to a $276.0 million decrease in mortgage originations. Professional fees and assessments increased primarily due to the acquisition of Metro Phoenix Bank.

Financial Condition

Total assets were $3.3 billion as of June 30, 2022, a decrease of $97.6 million, or 2.9%, from December 31, 2021. The overall change in assets included decreases of $205.3 million in cash and cash equivalents and $75.2 million in investment securities. Partially offsetting these decreases were increases of $132.2 million in loans held for investment and $21.2 million in deferred tax assets. Deferred tax assets increased primarily due to the impact of unrealized losses attributed to available-for-sale investment securities. If PPP loans were excluded, loans held for investment would have increased $158.8 million, or 9.2%, from December 31, 2021.

Loans

Total loans were $1.9 billion as of June 30, 2022, an increase of $132.2 million, or 7.5%, from December 31, 2021. This increase was primarily a result of increases of $57.9 million in residential real estate first mortgages and $47.7 million in commercial and industrial loans. If PPP loans were excluded, commercial and industrial loans would have increased $74.3 million, or 18.4%, from December 31, 2021, primarily as a result of organic growth.

The following table presents the composition of our loan portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021
Commercial
Commercial and industrial (1)	$484,426	$467,449	$436,761	$506,599	$572,734
Real estate construction	48,870	41,604	40,619	37,751	36,549
Commercial real estate	599,737	602,158	598,893	573,518	567,987
Total commercial	1,133,033	1,111,211	1,076,273	1,117,868	1,177,270
Consumer
Residential real estate first mortgage	568,571	522,489	510,716	501,339	470,822
Residential real estate junior lien	135,255	130,604	125,668	130,243	130,180
Other revolving and installment	53,384	53,738	45,363	50,936	57,040
Total consumer	757,210	706,831	681,747	682,518	658,042
Total loans	$1,890,243	$1,818,042	$1,758,020	$1,800,386	$1,835,312

(1)	Includes PPP loans of $6.9 million at June 30, 2022, $13.1 million at March 31, 2022, $33.6 million at December 31, 2021, $103.5 million at September 30, 2021 and $165.0 million at June 30, 2021.

Deposits

Total deposits were $2.6 billion as of June 30, 2022, a decrease of $301.0 million, or 10.3%, from December 31, 2021. Interest-bearing deposits decreased $127.0 million, while noninterest-bearing deposits decreased $174.0 million in the second quarter of 2022. The decrease in interest-bearing deposits included decreases of $72.0 million in interest-bearing demand deposits, $32.5 million in time deposits and $22.9 million in money market savings deposits. The decrease in interest-bearing demand deposits decreased due to a seasonal decrease in our public unit deposits. Time deposits decreased primarily due to clients shifting balances to more liquid accounts. Synergistic deposits decreased $82.1 million from December 31, 2021, primarily due to year-end seasonally higher temporary balances from retirement plan terminations. Excluding synergistic deposits, commercial transaction deposits decreased $178.0 million and consumer transaction deposits decreased $10.1 million. Noninterest-bearing deposits as a percentage of total deposits were 29.2% as of June 30, 2022, compared to 32.1% as of December 31, 2021.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021
Noninterest-bearing demand	$764,808	$831,558	$938,840	$797,062	$758,820
Interest-bearing
Interest-bearing demand	642,641	760,321	714,669	673,916	736,043
Savings accounts	97,227	99,299	96,825	92,632	89,437
Money market savings	914,423	976,905	937,305	924,678	920,831
Time deposits	200,451	224,184	232,912	224,800	205,809
Total interest-bearing	1,854,742	2,060,709	1,981,711	1,916,026	1,952,120
Total deposits	$2,619,550	$2,892,267	$2,920,551	$2,713,088	$2,710,940

Asset Quality

Total nonperforming assets were $5.2 million as of June 30, 2022, an increase of $2.1 million, or 69.7%, from December 31, 2021. As of June 30, 2022, the allowance for loan losses was $31.4 million, or 1.66% of total loans, compared to $31.6 million, or 1.80% of total loans, as of December 31, 2021.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021
Nonaccrual loans	$4,370	$4,069	$2,076	$6,229	$6,960
Accruing loans 90+ days past due	—	146	121	—	—
Total nonperforming loans	4,370	4,215	2,197	6,229	6,960
OREO and repossessed assets	860	865	885	862	858
Total nonperforming assets	$5,230	$5,080	$3,082	$7,091	$7,818
Net charge-offs/(recoveries)	340	(141)	(1,006)	(302)	(6)
Net charge-offs/(recoveries) to average loans	0.07%	(0.03)%	(0.22)%	(0.06)%	—%
Nonperforming loans to total loans	0.23%	0.23%	0.12%	0.35%	0.38%
Nonperforming assets to total assets	0.16%	0.15%	0.09%	0.22%	0.25%
Allowance for loan losses to total loans	1.66%	1.74%	1.80%	1.78%	1.84%
Allowance for loan losses to nonperforming loans	718%	752%	1,437%	515%	485%

For the second quarter of 2022, we had net charge-offs of $340 thousand compared to net recoveries of $141 thousand for the first quarter of 2022 and $6 thousand of net recoveries for the second quarter of 2021.

There was no provision expense recorded for the three months ended June 30, 2022, no change compared to the three months ended March 31, 2022, and no change compared to the three months ended June 30, 2021. Although nonperforming assets increased, management continues to see an overall decrease in criticized loan volume, which includes substandard and special mention loans, supported the decision that no additional provision expense should be recognized.

Capital

Total stockholders’ equity was $307.2 million as of June 30, 2022, a decrease of $52.2 million, or 14.5%, from December 31, 2021. The decrease in stockholders’ equity was primarily due to a $66.2 million decrease in other comprehensive loss, due to rising interest rates, which resulted in a lower fair value of our available-for-sale investment securities. Management expects that we could see a continued decline in other comprehensive loss if the Federal Reserve continues to raise interest rates. Tangible book value per common share, a non-GAAP financial measure, decreased to $14.93 as of June 30, 2022, from $17.87 as of December 31, 2021. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 7.96% as of June 30, 2022, from 9.21% as of December 31, 2021. Common equity tier 1 capital to risk weighted assets decreased to 14.19% as of June 30, 2022, from 14.65% as of December 31, 2021.

The following table presents our capital ratios as of the dates indicated:

	June 30,	December 31,	June 30,
	2022	2021	2021
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	14.19%	14.65%	14.30%
Tier 1 capital to risk weighted assets	14.56%	15.06%	14.71%
Total capital to risk weighted assets	17.95%	18.64%	18.43%
Tier 1 capital to average assets	10.80%	9.79%	9.62%
Tangible common equity / tangible assets (2)	7.96%	9.21%	9.36%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	13.64%	13.87%	13.57%
Tier 1 capital to risk weighted assets	13.64%	13.87%	13.57%
Total capital to risk weighted assets	14.89%	15.12%	14.82%
Tier 1 capital to average assets	10.12%	9.01%	8.98%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Metro Phoenix Bank Acquisition

On December 8, 2021, the Company announced the signing of a definitive agreement and plan of merger to acquire MPB BHC, Inc. (OTCPK: MPHX), the bank holding company for Metro Phoenix Bank, the largest full-service community bank headquartered in Phoenix.

The merger was completed on July 1, 2022, the Company’s twenty fifth since 2000, and significantly increases the Alerus presence in Arizona. Alerus currently intends to merge Metro Phoenix Bank into Alerus Financial, N.A. in September of this year, subject to regulatory approval.

As a result of the merger, Alerus now has the fifth largest deposit market share in the Phoenix metropolitan statistical area (MSA) among community banks and operates three branch locations in Arizona (Phoenix, Scottsdale and Mesa). The combined company’s Arizona operation has approximately $423 million in total loans and approximately $466 million in total deposits.

Conference Call

The Company will host a conference call at 11:00 a.m. Central Time on Thursday, July 28, 2022, to discuss its financial results. The call can be accessed via telephone at (844) 200-6205, using access code 874956. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix, Scottsdale, and Mesa Arizona. Alerus Retirement and Benefits plan administration hubs are located in Minnesota, Michigan, and Colorado.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, including due to supply chain disruptions, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including rising rates of inflation; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and other Fintech companies; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business, including the effects of recent and anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism, including the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative rates; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; talent and labor shortages and employee turnover; possible federal mask and vaccine mandates; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$37,043	$242,311
Investment securities
Available-for-sale, at fair value	798,797	853,649
Held-to-maturity, at carrying value	331,741	352,061
Loans held for sale	54,363	46,490
Loans	1,890,243	1,758,020
Allowance for loan losses	(31,373)	(31,572)
Net loans	1,858,870	1,726,448
Land, premises and equipment, net	17,180	18,370
Operating lease right-of-use assets	3,439	3,727
Accrued interest receivable	9,155	8,537
Bank-owned life insurance	33,564	33,156
Goodwill	31,337	31,490
Other intangible assets	17,511	20,250
Servicing rights	2,064	1,880
Deferred income taxes, net	32,814	11,614
Other assets	67,187	42,708
Total assets	$3,295,065	$3,392,691
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$764,808	$938,840
Interest-bearing	1,854,742	1,981,711
Total deposits	2,619,550	2,920,551
Short-term borrowings	242,350	—
Long-term debt	58,870	58,933
Operating lease liabilities	3,856	4,275
Accrued expenses and other liabilities	63,281	49,529
Total liabilities	2,987,907	3,033,288
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,306,237 and 17,212,588 issued and outstanding	17,306	17,213
Additional paid-in capital	93,129	92,878
Retained earnings	267,128	253,567
Accumulated other comprehensive income (loss)	(70,405)	(4,255)
Total stockholders’ equity	307,158	359,403
Total liabilities and stockholders’ equity	$3,295,065	$3,392,691

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$17,988	$17,292	$19,324	$35,280	$39,891
Investment securities
Taxable	6,068	5,440	2,897	11,508	5,298
Exempt from federal income taxes	213	216	233	429	469
Other	157	116	130	273	247
Total interest income	24,426	23,064	22,584	47,490	45,905
Interest Expense
Deposits	813	829	906	1,642	1,901
Short-term borrowings	278	—	—	278	—
Long-term debt	559	562	538	1,121	826
Total interest expense	1,650	1,391	1,444	3,041	2,727
Net interest income	22,776	21,673	21,140	44,449	43,178
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	22,776	21,673	21,140	44,449	43,178
Noninterest Income
Retirement and benefit services	16,293	17,646	17,871	33,939	35,126
Wealth management	5,548	5,326	5,138	10,874	10,124
Mortgage banking	6,038	4,931	12,287	10,969	29,419
Service charges on deposit accounts	412	363	330	775	668
Net gains (losses) on investment securities	—	—	—	—	114
Other	935	1,204	1,122	2,139	2,178
Total noninterest income	29,226	29,470	36,748	58,696	77,629
Noninterest Expense
Compensation	21,248	19,051	24,309	40,299	48,007
Employee taxes and benefits	5,787	6,162	5,572	11,949	11,385
Occupancy and equipment expense	1,737	2,051	1,918	3,788	4,149
Business services, software and technology expense	4,785	4,924	4,958	9,709	9,934
Intangible amortization expense	1,053	1,053	1,088	2,106	2,239
Professional fees and assessments	2,246	1,541	1,509	3,787	2,981
Marketing and business development	814	600	769	1,414	1,445
Supplies and postage	572	646	503	1,218	1,034
Travel	356	179	36	535	62
Mortgage and lending expenses	482	686	1,199	1,168	2,531
Other	904	1,178	689	2,082	1,825
Total noninterest expense	39,984	38,071	42,550	78,055	85,592
Income before income taxes	12,018	13,072	15,338	25,090	35,215
Income tax expense	2,725	2,888	3,644	5,613	8,306
Net income	$9,293	$10,184	$11,694	$19,477	$26,909
Per Common Share Data
Earnings per common share	$0.53	$0.58	$0.67	$1.11	$1.54
Diluted earnings per common share	$0.52	$0.57	$0.66	$1.10	$1.52
Dividends declared per common share	$0.18	$0.16	$0.16	$0.34	$0.31
Average common shares outstanding	17,297	17,244	17,194	17,271	17,170
Diluted average common shares outstanding	17,532	17,500	17,497	17,517	17,482

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$307,158	$328,505	$359,403	$344,391
Less: Goodwill	31,337	31,490	31,490	30,201
Less: Other intangible assets	17,511	19,197	20,250	23,680
Tangible common equity (a)	258,310	277,818	307,663	290,510
Total assets	3,295,065	3,336,199	3,392,691	3,157,229
Less: Goodwill	31,337	31,490	31,490	30,201
Less: Other intangible assets	17,511	19,197	20,250	23,680
Tangible assets (b)	3,246,217	3,285,512	3,340,951	3,103,348
Tangible common equity to tangible assets (a)/(b)	7.96%	8.46%	9.21%	9.36%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$307,158	$328,505	$359,403	$344,391
Less: Goodwill	31,337	31,490	31,490	30,201
Less: Other intangible assets	17,511	19,197	20,250	23,680
Tangible common equity (c)	258,310	277,818	307,663	290,510
Total common shares issued and outstanding (d)	17,306	17,289	17,213	17,198
Tangible book value per common share (c)/(d)	$14.93	$16.07	$17.87	$16.89

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Return on Average Tangible Common Equity
Net income	$9,293	$10,184	$11,694	$19,477	$26,909
Add: Intangible amortization expense (net of tax)	832	832	860	1,664	1,769
Net income, excluding intangible amortization (e)	10,125	11,016	12,554	21,141	28,678
Average total equity	312,515	350,545	339,439	331,425	336,830
Less: Average goodwill	31,488	31,490	30,201	31,489	30,201
Less: Average other intangible assets (net of tax)	14,737	15,569	19,123	15,151	19,556
Average tangible common equity (f)	266,290	303,486	290,115	284,785	287,073
Return on average tangible common equity (e)/(f)	15.25%	14.72%	17.36%	14.97%	20.15%
Efficiency Ratio
Noninterest expense	$39,984	$38,071	$42,550	$78,055	$85,592
Less: Intangible amortization expense	1,053	1,053	1,088	2,106	2,239
Adjusted noninterest expense (g)	38,931	37,018	41,462	75,949	83,353
Net interest income	22,776	21,673	21,140	44,449	43,178
Noninterest income	29,226	29,470	36,748	58,696	77,629
Tax-equivalent adjustment	100	94	135	194	278
Total tax-equivalent revenue (h)	52,102	51,237	58,023	103,339	121,085
Efficiency ratio (g)/(h)	74.72%	72.25%	71.46%	73.50%	68.84%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Six months ended
	June 30, 2022		March 31, 2022		June 30, 2021		June 30, 2022		June 30, 2021
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$28,920	0.39%	$105,726	0.18%	$191,695	0.12%	$67,111	0.22%	$188,056	0.12%
Investment securities (1)	1,164,625	2.18%	1,216,256	1.90%	800,812	1.60%	1,190,298	2.04%	731,995	1.62%
Loans held for sale	31,878	3.15%	24,656	2.57%	71,447	2.26%	28,287	2.90%	76,818	2.19%
Loans
Commercial:
Commercial and industrial	463,215	4.38%	434,656	4.68%	627,613	4.55%	449,014	4.52%	651,143	4.64%
Real estate construction	44,627	4.04%	41,139	3.89%	42,511	4.28%	42,893	3.97%	43,880	4.25%
Commercial real estate	601,765	3.80%	601,024	3.64%	568,827	3.71%	601,397	3.72%	564,928	3.75%
Total commercial	1,109,607	4.05%	1,076,819	4.07%	1,238,951	4.15%	1,093,304	4.06%	1,259,951	4.23%
Consumer
Residential real estate first mortgage	543,023	3.29%	514,724	3.49%	459,278	3.53%	528,952	3.39%	458,584	3.65%
Residential real estate junior lien	132,082	4.64%	125,997	4.45%	129,544	4.58%	129,056	4.55%	133,622	4.72%
Other revolving and installment	53,919	4.40%	50,686	4.38%	60,213	4.31%	52,311	4.39%	64,396	4.35%
Total consumer	729,024	3.62%	691,407	3.73%	649,035	3.81%	710,319	3.67%	656,602	3.93%
Total loans (1)	1,838,631	3.88%	1,768,226	3.94%	1,887,986	4.04%	1,803,623	3.91%	1,916,553	4.13%
Federal Reserve/FHLB stock	10,564	4.90%	6,486	4.38%	6,528	4.36%	8,536	4.70%	6,156	4.42%
Total interest earning assets	3,074,618	3.20%	3,121,350	3.01%	2,958,468	3.08%	3,097,855	3.10%	2,919,578	3.19%
Noninterest earning assets	184,037		165,459		161,272		174,799		164,124
Total assets	$3,258,655		$3,286,809		$3,119,740		$3,272,654		$3,083,702
Interest-Bearing Liabilities
Interest-bearing demand deposits	$703,365	0.12%	$714,472	0.12%	$697,789	0.14%	$708,888	0.12%	$670,462	0.15%
Money market and savings deposits	1,041,898	0.14%	1,043,430	0.14%	1,015,358	0.14%	1,042,660	0.14%	1,022,812	0.15%
Time deposits	211,787	0.43%	227,485	0.44%	208,338	0.56%	219,592	0.44%	209,521	0.61%
Fed funds purchased	81,506	1.18%	—	—%	—	—%	40,978	1.18%	—	—%
Short-term borrowings	9,615	1.59%	—	—%	—	—%	4,834	1.59%	—	—%
Long-term debt	58,876	3.81%	58,908	3.87%	58,996	3.66%	58,892	3.84%	42,429	3.93%
Total interest-bearing liabilities	2,107,047	0.31%	2,044,295	0.28%	1,980,481	0.29%	2,075,844	0.30%	1,945,224	0.28%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	783,367		831,441		755,773		807,271		743,793
Other noninterest-bearing liabilities	55,726		60,528		44,047		58,114		57,855
Stockholders’ equity	312,515		350,545		339,439		331,425		336,830
Total liabilities and stockholders’ equity	$3,258,655		$3,286,809		$3,119,740		$3,272,654		$3,083,702
Net interest rate spread		2.89%		2.73%		2.79%		2.80%		2.91%
Net interest margin, tax-equivalent (1)		2.98%		2.83%		2.88%		2.91%		3.00%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.